EXHIBIT 10.7
                              Employment Agreement


Agreement dated March 1, 2002, between ADZONE RESEARCH, INC. (hereinafter the "company") and Dan Wasserman (hereinafter the "employee")

     The company employees the employee, and the employee agrees to be employed, Following terms and conditions:

     Employment - Employment continues as outlined effective today, March 4, 2002 and will be in effect for 12 months.

     Start Bonus - The company shall pay the employee 50,000 shares of stock in the company as a start bonus

     Salary - The Company shall pay Employee a salary of stock of 50,000 shares for each month until the contract converts to cash salary as per provisions in this contract.

     Position - The Company hires the Employee as Executive Vice President and Managing Director of Global Defense Group. Dedication - The employee agrees to dedicate an average of 35 hrs per week(effectively full time) and attention to the needs of AdZone. As a member of management, the employee shall get written approval prior to accepting any position or contract with any other organization.

     Other Agreements - Upon execution and payment of a $1M annual sale or more, or upon funding of $1M or more, the employee shall commence beginning the following calendar week at an annual salary of not less than $175,000, plus Medical insurance, plus expense account of not less than $2000 per month. Should the employee bring in at least $3 Million in sales, he shall be entitled to a bonus of 300,000 shares. Additional stock and or options to be determined at the time.

     Commission --- The employee shall receive 1% of contract value as paid on all contracts brought in by employee. Employee shall also receive a commission of 10% of all investment capital brought in by employee. Additional compensation for consulting contracts brought in will be negotiated on a case by case basis. This commission shall be payable when funds are received by the company and shall be paid to the employee regardless of the salary status.

     There shall be an additional sales commission bonus of 1% on any $3 million plus sale closed prior to July 4, 2002. This sale must have a deposit of at least 10% paid by July 4th, 2002 and exceed $3 million in total annual revenues. Should a multi year contract be closed, this bonus shall apply to first year value only. This commission bonus shall be paid as money is received by AdZone.


     Settlement by Arbitration - Any claim or controversy that arises out of or relates to this agreement, will be settled by arbitration. If any provision of this agreement is held invalid, the other provisions of this agreement will remain in effect. ORAL MODIFICATIONS ARE NOT BINDING. THIS AGREEMENT SUPERSEDES ALL PREVIOUS EMPLOYMENT AND OTHER AGREEMENTS BETWEEN EMPLOYEE AND ADZONE RESEARCH.

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                                                     ADZONE RESEARCH, INC
                                                     Company Name



                                                            /S/ CHARLES CARDONA
                                                           ---------------------
                                                           Authorized Signature


                                                            /S/ DANIEL WASSERMAN
                                                           ---------------------
                                                           Employee Signature